Exhibit 10.11
RESTRICTED SERIES 1 PREFERRED STOCK UNIT AWARD AGREEMENT
UNDER THE FIF HE HOLDINGS LLC
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
          This Award Agreement (this “Agreement”), dated as of [   ] (the “Grant Date”), is made by and between FIF HE Holdings LLC (the “Company”) and [   ] (the “Participant”).
          WHEREAS, the Company has adopted the FIF HE Holdings LLC Fifth Amended and Restated Limited Liability Company Agreement, dated as of [   ] (the “LLC Agreement”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the LLC Agreement; and
          WHEREAS, the Company has determined that it would be in the best interests of the Company and its members to grant the restricted preferred stock units (the “RSUs”) relating to Series 1 Class C Preferred Units (the “Class C Units”) and Series 1 Class D Preferred Units (the “Class D Units” and together with the Class C Units, the “Units”) provided for herein to the Participant pursuant to this Agreement and the LLC Agreement.
          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
          1. Award of RSUs. Subject to the terms and conditions hereof, the Company hereby grants to the Participant (i) [   ] RSUs with respect to Class C Units and (ii) [   ] RSUs with respect to Class D Units (collectively, the “Award”), and the Participant hereby accepts the grant of such RSUs from the Company.
          2. Vesting.
               (a) General. Subject to the provisions set forth in this Section 2, the RSUs granted to the Participant hereunder shall vest at such times and in the amounts set forth below, and the applicable Units with respect thereto shall be delivered to the Participant within sixty (60) days following each such date:

	Number of	Number of
Vesting Date	Class C Units	Class D Units
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
subject in each case to the continued Employment of the Participant from the date hereof through the relevant “Vesting Date” set forth above, and provided that the Participant has not given or received notice of termination of Employment, as of each such Vesting Date.
               (b) Following Certain Terminations of Employment. Subject to the provisions of this Section 2(b), upon termination of the Participant’s Employment for any reason, any RSUs which have not vested pursuant to the terms of Section 2(a) shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs. Notwithstanding the foregoing:
                    (i) Upon an involuntary termination of the Participant’s Employment without Cause during the six (6) month period following the occurrence of a Change in Control, 100% of the RSUs shall immediately become vested and the applicable Units with respect thereto shall be delivered to the Participant within sixty (60) days thereafter.
                    (ii) Upon an involuntary termination of the Participant’s Employment without Cause either (A) prior to the occurrence of a Change in Control or (B) more than six (6) months following the occurrence of a Change in Control, the number of RSUs that would have vested on the next scheduled vesting date (if any) pursuant to the schedule set forth in Section 2(a) shall immediately become vested and the applicable Units with respect thereto shall be delivered to the Participant within sixty (60) days thereafter.
                    (iii) Upon a termination of the Participant’s Employment either by the Participant for Good Reason or as a result of the death or Disability of the Participant, the number of RSUs that would have vested on the next scheduled vesting date (if any) pursuant to the schedule set forth in Section 2(a) shall immediately become vested and the applicable Units with respect thereto shall be delivered to the Participant within sixty (60) days thereafter; provided, however, that no termination of the Participant’s employment shall be deemed to be for Good Reason unless the condition giving rise to Good Reason constitutes a material negative change in the Participant’s employment relationship pursuant to Treasury Regulation section 1.409A-1(n)(2)(i).
               (c) Conversion of Company; Qualified Public Offering. Upon a conversion of the Company as set forth in Section 16.1 of the LLC Agreement, each RSU shall be subject to the terms of Section 16.1(c) of the LLC Agreement. Upon the consummation of a Qualified Public Offering, a proportion of the unvested shares into which such RSUs were converted pursuant to the immediately preceding sentence equal to the proportion of RSUs that would have vested on the next scheduled vesting date (if any) pursuant to the schedule set forth in Section 2(a) shall immediately become vested and the applicable Units with respect thereto shall be delivered to the Participant within sixty (60) days after the consummation of the Qualified Public Offering. The remaining unvested shares (if any) shall remain subject to their terms as in effect immediately prior to the conversion.
               (d) Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock or equity of the Subsidiaries or sale of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole) to another person other than an Affiliate of Fortress Investment Group LLC if, immediately after giving effect thereto, any Person (or group of Persons acting in concert), other than the Persons owning a majority of the Class A Units (or other voting power of the Company) prior to such sale (together with their Affiliates), will have the power to elect the Company Manager (or other similar governing Person(s) or body) of the purchaser or surviving company; or (ii) any change in the ownership of the capital or equity of the Company if, immediately after giving effect thereto, the persons owning a majority of the Class A

Units (or other voting power of the Company) prior to such change (together with their Affiliates) shall own, in the aggregate, less than 50% of the equity interests of the Company.
          3. Preferred Stock Units. Upon vesting, (i) each RSU with respect to Class C Units granted hereunder shall represent the right to receive one (1) Class C Unit and (ii) each RSU with respect to Class D Units granted hereunder shall represent the right to receive one (1) Class D Unit, in each case, in accordance with the applicable schedule set forth in Section 2. The Class C Units or Class D Units deliverable hereunder shall be Class C Units or Class D Units previously issued to another member of the Company (“Outstanding Units”). Participant acknowledges and agrees that (a) Outstanding Units may have accrued and unpaid Series 1 Class C Preferred Yield or accrued and unpaid Series 1 Class D Preferred Yield (“Preferred Yield”) associated with such Outstanding Units, (b) Participant shall not be entitled to retain any Preferred Yield associated with such Outstanding Units relating to the period prior to January 1, 2010 (“Pre-2010 Preferred Yield”), (c) Participant shall be entitled to retain any Preferred Yield associated with such Outstanding Units relating to the period from and after the January 1, 2010 (“Retained Preferred Yield”) offset by any payments made with respect to distributions relating to Retained Preferred Yield under Section 5 (so that in no event shall there be any duplication of payments), (d) all payments made with respect to any Outstanding Units shall be deemed made first with respect to Pre-2010 Preferred Yield, and only after all such Pre-2010 Preferred Yield has been fully paid, then to the Retained Preferred Yield, (e) Participant agrees to convey to the transferor of such Outstanding Units any payments with respect to Pre-2010 Preferred Yield that the Company mistakenly pays to Participant, and (f) Participant shall execute and deliver to the Company and/or the transferor of any such Outstanding Units any additional documents necessary or desirable to effectuate the foregoing.
          4. Treatment of Units Upon Termination of Employment. Series 1 shall have the right to exercise a right to purchase all or a portion of the Class C Units and Class D Units held by the Participant within thirty (30) days after the Participant’s termination of Employment (for any reason) with the Company or its Subsidiaries (the “Repurchase Rights”). If Series 1 does not exercise its Repurchase Rights, the Fortress Holders shall have the right (but not the obligation) to exercise the Repurchase Rights on the same terms and conditions as applicable to Series 1 in this Section 4 and all references to Series 1 in this Section 4 shall be read to include the Fortress Holders to the extent the Fortress Holders exercise the Repurchase Rights. If the Repurchase Rights are exercised by Series 1 with respect to the Class C Units or Class D Units upon the termination of the Participant’s employment, the Participant shall receive, no later than ninety (90) days following the date on which the Repurchase Rights are exercised, an amount equal to the sum of (i) the Invested Capital and any accrued and unpaid Series 1 Class C Preferred Yield of each Class C Unit repurchased by the Company less the unpaid Pre-2010 Preferred Yield relating to such Series 1 Class C Unit and (ii) the Invested Capital and any accrued and unpaid Series 1 Class D Preferred Yield of each Class D Unit repurchased by the Company less the unpaid Pre-2010 Preferred Yield relating to such Series 1 Class D Unit. In connection with any exercise of Repurchase Rights pursuant to this Section 4, the Participant agrees to execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all instruments and documents that may be reasonably requested by Series 1 in connection therewith.
          5. Dividend Equivalents; Rights as a Member. Prior to the delivery of a Unit pursuant to Section 2, the Participant shall have no rights of a Member of the Company with respect to such Unit or the related RSU, including, without limitation, the right to vote such Units, the right to consent with respect to such Units or, except as provided below, the right receive the current payment or accrual of any cash distributions declared by the Company with respect to such Units. Prior to delivery of a Unit pursuant to Section 2, if the Company pays a distribution to holders of Class C Units or Class D Units, then, within five days after the date such distribution is paid, the Participant shall be entitled to receive a payment equal to the product of (i) the per unit amount of such distribution (excluding any portion of such distribution that relates to Pre-2010 Preferred Yield), and (ii) the number of RSUs held by the Participant that relate to that class of unit.
          6. Transfer of RSUs. Except as otherwise permitted by the Manager, the Participant may not Transfer the RSUs. Notwithstanding anything set forth to the contrary in Section 9.1 of the LLC Agreement, except as otherwise permitted by the Manager (or, if applicable, the board of directors of the resulting entity), the Participant may not Transfer the Units on or after a Qualified Public Offering unless the Participant has received prior written consent of the Company Manager and applicable Series Manager with respect to any such Transfer and has complied with the provisions of Sections 9.2 and 9.3 of the LLC Agreement. Unless the Manager (or, if applicable, the board of directors of the resulting entity) determines otherwise, upon any attempt by the Participant to Transfer the RSUs or Units in violation of this Section 6, such RSUs or Units, as applicable, shall be immediately forfeited by the Participant without payment of any consideration.
          7. Certain Covenants. By executing this Agreement, the Participant agrees to comply with all applicable restrictive covenants contained in any agreement between the Company and the Participant (the “Restrictive Covenants”) and acknowledges that the Participant’s obligations with respect to the Restrictive Covenants constitutes a material inducement for the Company’s grant of the Award to the Participant.
          8. No Right to Continued Employment. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company to continue the Employment of the Participant and shall not lessen or affect the Company’s right to terminate the Employment of the Participant.
          9. Notices. Any notices provided hereunder must be in writing and shall be deemed effective one (1) business day following personal delivery (including personal delivery by facsimile and confirmation of receipt) or overnight delivery by a courier of national reputation to the recipient at the address indicated below:
To the Company:
FIF HE Holdings LLC
c/o Fortress Investment Group LLC
1345 Avenue of Americas
New York, New York 10105
Attention: Randal A. Nardone
Facsimile: 212.798.6120

With a copy, which shall not constitute notice, to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Regina Olshan
Facsimile: 917.777.3963
To the Participant:
[   ]
Facsimile: [_______]
or to such other address or facsimile number or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.
          10. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
          11. Arbitration. Except as necessary for the Company and its successors or assigns or the Participant to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement shall be submitted to binding arbitration in Dallas, Texas according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.
          12. Specific Performance. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of the Restrictive Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened beach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or needing to prove the inadequacy of monetary damages, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
          13. Tax Issues. THE ISSUANCE OF THE SUBJECT RSUs AND THE RELATED UNITS TO THE PARTICIPANT PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS. THE PARTICIPANT ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO THE PARTICIPANT REGARDING THE TAX CONSEQUENCES OF THE GRANT OF THE RSUs OR THE UNITS SUBJECT TO THIS AWARD OR THIS AGREEMENT. THE PARTICIPANT

ACKNOWLEDGES AND AGREES THAT THE PARTICIPANT SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE SUBJECT RSUs AND RELATED UNITS AND SHALL HOLD THE COMPANY, AND ALL OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ADVISORS OF THE COMPANY HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY THE PARTICIPANT IN CONNECTION WITH THE RSUs AND THE UNITS SUBJECT TO THE AWARD AND THIS AGREEMENT.
          14. Tax Withholding. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect to the RSUs, an amount equal to the taxes the Company determines it is required to withhold at the lowest applicable rate determined by the Company under applicable tax laws with respect to the RSUs. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or by electing to have the Company withhold RSUs from delivery or by delivering already owned unrestricted RSUs to the Company, in each case, RSUs having a value equal to, or less than, the minimum amount of tax required to be withheld, and paying any balance of the amount required to satisfy withholding requirements in cash. Such RSUs shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.
          15. Award Subject to this Agreement and the LLC Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read this Agreement and a copy of the LLC Agreement. The Award is subject to the LLC Agreement, as it may be amended from time to time, and the terms and provisions of the LLC Agreement are hereby incorporated herein by reference. The Participant agrees to be bound by the terms and provisions of the LLC Agreement.
          16. Waivers and Amendments. The respective rights and obligations of the Company and the Participant under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of the Company and the Participant.
          17. Certificates. All certificates, if any, evidencing Units or other securities of the Company delivered under this Agreement shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under this Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such securities are then listed, and any applicable Federal or state laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          18. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify this Agreement or any Award under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to such applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Company, materially altering the intent of this Agreement or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of this Agreement and any such Award shall remain in full force and effect.

          19. Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Participant under this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any RSUs are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).
          20. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
          21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

COMPANY
By:
Signature

Print Name
Title:
Dated:

PARTICIPANT
By:
Signature

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Title:
Dated: